Meta Financial Group, Inc.® Reports Results for 2016 Fiscal Fourth Quarter and Fiscal Year

Meta announces agreement to acquire EPS Financial;
2016 net income grows 84% from prior fiscal year

Sioux Falls, South Dakota - October 25, 2016, Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)

Business Developments

•
On October 3, 2016, Meta announced it had signed a definitive agreement with privately-held Drake Enterprises, Ltd. and its wholly-owned subsidiary, EPS Financial LLC (EPS Financial), for MetaBank to acquire substantially all of the assets and certain liabilities of EPS Financial. The purchase price of approximately $42.5 million for the acquisition includes payment of approximately $21.3 million in cash as well as the issuance of 369,179 shares of MFG common stock. The proposed purchase is expected to close in the first quarter of fiscal 2017. The valuation of the acquired assets, liabilities, goodwill, and intangibles associated with the purchase is expected to be completed in the first quarter of fiscal 2017.

EPS Financial is a leading provider of comprehensive tax-related financial transaction solutions offering a one-stop-shop for all tax preparer financial transactions. These solutions include a full-suite of refund settlement products, prepaid payroll card solutions, and merchant services. The EPS Financial team is expected to join MetaBank and remain in Easton, PA, offering a seamless transition for their existing clients.
Meta expects that the acquisition will deliver immediate earnings accretion of at least 10% in the first year, with most of those earnings coming in the first calendar quarter, corresponding with the income tax season, with a substantial portion of its expenses being distributed throughout the year.

•
On August 15, 2016, the Company announced that it had completed the public offering of $75 million of its 5.75% Fixed-to-Floating Rate Subordinated Notes due August 15, 2026. Use of proceeds from the offering are for general purposes, acquisitions and investments in MetaBank as Tier 1 capital to support growth.

•
On September 30, 2016, Becky S. Shulman was appointed to the Company and Bank's Board of Directors. Ms. Shulman currently is the Chief Financial Officer (CFO) and Chief Operations Officer of Card Compliant, LLC, a compliance specialty company serving the prepaid and stored value card industry. Ms. Shulman held several executive positions in the financial services and tax industries, including CFO and Treasurer of H&R Block, Inc. and Deputy CFO of LPL Financial, prior to joining Card Compliant in 2012.

Financial Highlights for the 2016 fiscal fourth quarter and year ended September 30, 2016.

•
MFG’s fiscal 2016 fourth quarter net income totaled $6.0 million versus $4.6 million in the fourth quarter of 2015. The 2016 fourth quarter results included $1.2 million of amortization of intangibles, $0.8 million of executive severance, $0.5 million of acquisition-related expenses, and $0.3 million in securities losses.

•
Net income for the year ended September 30, 2016 was $33.2 million compared to $18.1 million for the prior year period. The 2016 results included $4.7 million of amortization of intangibles, $0.8 million of executive severance, $0.5 million of acquisition-related expenses, and $0.3 million in securities losses.

•
For the fourth quarter of 2016, diluted earnings per share increased 11% to $0.70 compared to the fourth quarter of 2015. Meta's diluted earnings per share increased 47% to $3.92 for the fiscal year ended September 30, 2016, when compared to the prior fiscal year.

•
Card fee income increased $4.0 million, or 29%, for the 2016 fiscal fourth quarter when compared to the same quarter in 2015, continuing significant growth seen in the prior year. Card fee income increased $16.0 million, or 29%, for the year ended September 30, 2016, compared to the year ended September 30, 2015. These increases were driven by tax-related products, current promotional programs from one of our largest business partners and new and increased business from other existing business partners.

•
Net interest income was $19.9 million in the 2016 fiscal fourth quarter, an improvement of $4.2 million, or 27%, compared to $15.7 million in the fourth quarter of 2015. The increase in net interest income relates to continuing improvement in the interest-earning asset mix highlighted by high credit quality loan growth and purchases of highly-rated tax-exempt municipal securities at relatively high tax equivalent yields.

•	Fiscal 2016 fourth quarter average assets grew to $3.23 billion, compared to $2.45 billion in the 2015 fourth quarter; an increase of 32%.

•	For the quarter ended September 30, 2016, total average deposits grew 24%, or $432.8 million, and MPS deposits grew 25%, or $398.8 million, compared to the same period of the prior fiscal year.

•
Total loans, net of allowance for loan losses, increased $213.2 million, or 30%, at September 30, 2016, compared to September 30, 2015. This increase is related to growth in retail bank loans of $146.8 million, or 25%, and in premium finance loans of $65.1 million, or 61%, from September 30, 2015 to September 30, 2016.

•
Non-performing assets (“NPAs”) were 0.03% of total assets at September 30, 2016, compared to 0.31% at September 30, 2015. This decrease was mainly due to a fiscal 2016 third quarter partial charge-off of a large, non-performing agricultural relationship, which has no remaining outstanding loan balance.

•
Overall cost of funds for the Company averaged 0.26% during the fiscal 2016 fourth quarter, compared to 0.12% for the same quarter of the prior year. The increase in the cost of funds was primarily caused by the issuance of the Company of $75 million of Subordinated Notes in August 2016. MetaBank's cost of funds remained extremely low at 0.16% during the fiscal 2016 fourth quarter which was somewhat higher than the fiscal 2016 third quarter cost of funds of 0.11%, partially due to slightly higher borrowing costs. The Company’s low cost of funds continues to be driven by non-interest bearing deposits generated by MPS. Total 2016 fourth quarter average non-interest bearing deposits increased by $383.9 million, or 24%, compared to the fourth quarter of 2015, due to continued growth in existing prepaid card programs and the addition of new business partners.

•
Tangible book value per common share outstanding increased by $6.97, or 28%, to $31.57 per share at September 30, 2016, from $24.60 per share at September 30, 2015. This increase is primarily attributable to increases in additional paid-in capital due to the Company’s first quarter capital raise of approximately $11.7 million. Tangible book value per common share outstanding excluding accumulated other comprehensive income (“AOCI”) was $28.89 at September 30, 2016, compared to $24.30 at September 30, 2015. Book value per common share outstanding increased by $6.06, or 18%, to $39.30 per share at September 30, 2016, from $33.24 per share at September 30, 2015.

•
Net unrealized gains on securities were $46.7 million at September 30, 2016, compared to $2.6 million at September 30, 2015. The increase was due to several factors, including the timing of purchases, movement in the market rates, and changes in the makeup of the securities portfolio.

•	Return on average assets (“ROA”) for the year ended September 30, 2016 was 1.10%, compared to 0.78% for fiscal 2015.

•	Return on average equity (“ROE”) for the year ended September 30, 2016, was 10.80%, compared to 8.83% for fiscal 2015.

"2016 was a year of great achievements for Meta" said Chairman and CEO J. Tyler Haahr. "We delivered over $33.2 million in earnings to Meta shareholders, the highest in our Company's history, and almost doubled our previous high. Earnings per share increased 47%, average deposits increased 23%, total loans increased 30%, and card fee income increased 29%. We significantly grew the loan portfolio without compromising credit quality, as evidenced by one of the lowest NPA ratios in the industry.

Adding to the excitement of our record-breaking year, we are thrilled to announce we entered into an agreement to purchase certain assets and liabilities of EPS Financial. This transaction will further Meta's competitive positioning in the tax payments industry. In addition, Meta will immediately assume certain services provided by others to EPS Financial and make available other Meta products and services to tax preparers and their customers, which we believe will enhance the economic benefits from this transaction. We are hopeful this acquisition and other opportunities in our business pipeline will further momentum to provide Meta shareholders even more impressive results in fiscal 2017."

Summary Financial Data *	Three Months Ended			Year Ended
	9/30/2016	6/30/2016	9/30/2015	9/30/2016	9/30/2015
Net Interest Income - millions	$19.9	$19.9	15.7	77.3	59.2
Non-Interest Income - millions	19.2	23.8	15.1	100.8	58.2

Net Income - millions	6.0	8.9	4.6	33.2	18.1
Diluted Earnings per Share	0.70	1.04	0.63	3.92	2.66

Net Interest Margin	3.09%	3.27%	3.09%	3.19%	3.03%
Non-Performing Assets - % of Total Assets	0.03%	0.07%	0.31%
* See a more detailed Financial Highlights table at the end of this earnings release.
Financial Summary
Revenue
Total revenue for the fiscal 2016 fourth quarter was $39.1 million, compared to $30.8 million for the same quarter last year, an increase of $8.3 million, or 27%. Total revenue for the year ended September 30, 2016 was $178.1 million, compared to $117.4 million for fiscal 2015, an increase of $60.7 million, or 52%, due to growth in tax product fee income, income from tax-exempt securities (included in other investment securities), card fee income, and interest income from loans.

Net Income
The Company recorded net income of $6.0 million, or $0.70 per diluted share, for the three months ended September 30, 2016, compared to net income of $4.6 million, or $0.63 per diluted share, for the same quarter of fiscal 2015. The increase in net income was due to increases of $4.2 million in net interest income and $4.1 million in non-interest income, partially offset by an increase of $5.0 million in non-interest expense.

The Company recorded net income of $33.2 million, or $3.92 per diluted share, for the year ended September 30, 2016, compared to $18.1 million, or $2.66 per diluted share, for fiscal 2015. The 84% increase in net earnings for the year ended September 30, 2016 was impacted by a rise in non-interest income of $42.6 million and in net interest income of $18.1 million, partially offset by an increase of $38.1 million in non-interest expense.

Net Interest Income
Net interest income for the fiscal 2016 fourth quarter was $19.9 million, up $4.2 million, or 27%, from the same quarter last year, mainly due to increases in volume in other investments and continued sizable loan growth funded by significant non-interest bearing deposit growth. Additionally, the overall increase was driven by a better mix and higher percentage of loans and other investments, primarily high credit quality tax-exempt municipal bonds, leading to a 13 basis point increase in earning asset yields.

Net interest income for the year ended September 30, 2016 was $77.3 million, up $18.1 million, or 31%, from fiscal 2015. Contributing to this increase was a 20 basis point increase in asset yields and an increased percentage of loans and other investment securities as a percentage of total interest earning assets.

Net Interest Margin
NIM held constant at 3.09% in the fiscal 2016 fourth quarter when compared to the fiscal 2015 fourth quarter. Excluding the subordinated debt issuance, NIM would have been eight basis points higher for the quarter. While earning asset yields increased by 13 basis points over that time period, the subordinated debt issuance increased the cost of funds at the Company level. MetaBank cost of funds remains at extremely low levels and much lower than the overall Company cost of funds. The expansion in yields of interest-earning assets relates to continuous improvement in the asset mix highlighted by high credit quality loan growth and purchases of highly-rated tax-exempt municipal securities at relatively high tax equivalent yields. The Company also executed upon relative value opportunities in the securities portfolio posed by perceived dislocations in the market by purchasing a sizable portion of government-related three-month Libor floating rate securities during the year. While these securities were purchased at attractive book yields, with potential increasing yields if and when short term interest rates rise, the current book yield on these recent purchases were somewhat lower than the overall yield of the securities portfolio; however, they were higher than the current yield of the overall MBS portfolio. These purchases create potential opportunity, particularly in concert with the growing AFS/IBEX loan portfolio, and a runway for the Company's interest income and NIM should short-term interest rates increase. The Company also remains diligent and disciplined when evaluating sizable loan pool deal flow to continue to optimize the deployment of our national, non-interest bearing deposit base. We believe that many of these loan pools could add immediate earnings accretion with acceptable risk parameters.

Overall, tax equivalent yield (“TEY”) on average earning assets increased by 13 basis points in the fiscal 2016 fourth quarter, compared to the 2015 fourth quarter, primarily driven by an improved earning asset mix, including a 31% increase in average balances within the loan portfolio, increased volume and yields achieved in other investments, particularly the tax exempt municipal securities, and improved MBS yields. The yield achieved on the growing loan portfolio is much higher than similar duration investments, particularly for the AFS/IBEX loans, making the increased loan portfolio asset mix more desirable. The yields achieved on the overall securities portfolio increased 20 basis points when comparing the 2016 fourth quarter to the prior year quarter, while longer-term interest rates trended substantially downward during that time period.

The Company’s average interest-earning assets for the fiscal 2016 fourth quarter grew by $788.1 million, or 32%, to $3.2 billion, from the same quarter last year, primarily from growth in other investments and fed funds sold and loan portfolios of $437.8 million and $216.1 million, respectively.

Overall, the cost of funds for all deposits and borrowings averaged 0.26% during the fiscal 2016 fourth quarter, compared to 0.12% for the prior year fourth quarter, primarily due to the issuance of the Company's subordinated debt. Notwithstanding this increase, the Company believes that its growing, lower-cost deposit base gives it a distinct and significant competitive advantage, and even more so if interest rates rise, because the Company anticipates that its cost of funds will likely remain relatively low, increasing less than at many other banks.

Average earning assets for the year ended September 30, 2016, increased 27% from the prior year period, while interest-bearing liabilities increased by 41%. The TEY yield of MBS and other investments was 2.95% for the year ended September 30, 2016, and 2.69% for fiscal 2015, an improvement of 26 basis points.

Non-Interest Income
Fiscal 2016 fourth quarter non-interest income of $19.2 million increased $4.1 million, or 27%, from $15.1 million in the same quarter of 2015, primarily due to an increase in card fee income of $4.0 million, or 29%, mainly from new and existing business partners and sales promotions from one of our largest partners.

Non-interest income for the year ended September 30, 2016 of $100.8 million increased $42.6 million, or 73%, from $58.2 million in the same period of the prior fiscal year, due to tax product fee income and an increase in card fee income. Tax product fee income was $23.3 million due to the addition of revenues from Refund Advantage in 2016. In addition, card fee income increased by $16.0 million, or 29%, due to growth in MPS programs during fiscal 2016.

Non-Interest Expense
Non-interest expense increased $5.0 million, or 19%, to $31.2 million for the 2016 fiscal fourth quarter, compared to $26.2 million for the same quarter in 2015. Between these quarters, compensation expense increased $2.4 million, card-processing expense increased $1.3 million, other expense increased $1.0 million, and occupancy and equipment expense increased $0.5 million. Other expense increased $1.0 million due primarily to a $0.6 million increase in amortization of intangibles due to the acquisition of Refund Advantage in the fourth quarter of 2015. The increase in compensation was due mainly to the Refund Advantage acquisition, additional product development, IT developer staffing to support the Company’s growth initiatives, and a full year of AFS/IBEX expenses. We expect expenses relative to revenues to continue improving during 2017, excluding the addition of EPS Financial.

Non-interest expense for the year ended September 30, 2016 increased by $38.1 million, or 40%, to $134.6 million from $96.5 million for the fiscal 2015 period. Compensation expense increased $15.2 million, or 33%, for fiscal 2016 compared to fiscal 2015, due to a full year of AFS/IBEX and Refund Advantage staffing and a 5% increase in overall staffing levels in fiscal 2016. In addition, tax product expense increased $8.6 million due to the Refund Advantage acquisition, card-processing expense increased $5.8 million, and other expense increased $5.7 million primarily due to intangibles amortization and overall Company growth initiatives. A significant portion of the increase in card-processing expense was due to sales promotions from one of our largest partners and is a variable expense directly tied to the fee income growth. Even with the added expenses during the year, the Company's rolling 12 month efficiency ratio improved from 82.2% for fiscal 2015, to 75.6% for fiscal 2016.

Income tax expense for the fiscal 2016 fourth quarter was $1.3 million, or an effective tax rate of 18.3%, compared to a tax benefit of $0.2 million for the fiscal 2015 fourth quarter. The increase in the effective tax rate is mainly due to increased earnings during the 2016 fourth quarter. For fiscal 2016, our effective tax rate was 14.4%, compared to 7.0% for fiscal 2015. We expect the effective tax rate to be slightly higher in fiscal 2017, assuming substantially higher taxable income related to the EPS Financial transaction and other growth.

Loans
Total loans, net of allowance for loan losses, increased $213.2 million, or 30%, from September 30, 2015 to September 30, 2016. This included an increase of $146.8 million, or 25%, in the retail bank loans and an increase of $65.1 million, or 61%, in premium finance loans. Total loans, net of allowance for loan losses, increased $65.0 million, or 8%, from June 30, 2016 to September 30, 2016. Retail bank loans increased $34.0 million, or 5%, and premium finance loans increased $30.3 million, or 21%, during this period.

The Company recorded a provision for loan losses of $0.5 million during the three months ended September 30, 2016. The Company’s allowance for loan losses was $5.6 million, or 0.6% of total loans, at September 30, 2016, compared to an allowance of $6.3 million, or 0.9% of total loans, at September 30, 2015. This decrease was largely driven by the previously mentioned partial charge-off and the decrease in NPAs year over year.

Credit Quality
MetaBank’s NPAs at September 30, 2016, were $1.2 million, representing 0.03% of total assets, compared to $7.8 million and 0.31% of total assets, at September 30, 2015. This decrease was mainly due to a charge-off of the agricultural relationship noted above. Consistent with September 30, 2015, there were no NPAs within the Payments segment at September 30, 2016.

Investments
Total investments and MBS increased by $487.3 million, or 30%, to $2.09 billion at September 30, 2016, as compared to September 30, 2015. This included an increase in investment securities of $437.7 million, primarily from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities, and an increase in MBS of $49.5 million, as purchases exceeded sales and pay downs.

Average TEY on the securities portfolio increased 20 basis points in the fourth quarter of fiscal 2016 from the same quarter of 2015, while the duration of the portfolio did not change materially. Yields improved on non-MBS investment securities by seven basis points in the fourth quarter of 2016 over the same quarter of 2015. Yields increased within MBS by eight basis points in the fourth quarter of 2016 from the same quarter of 2015.

The Company's continued close management of its MBS portfolio allowed for increased yields in the face of substantially decreased longer term interest rates, without taking undue extension risk. The focus of the MBS portfolio remains on minimizing prepayment speed volatility by selecting agency MBS that have certain characteristics intended to make the Company’s agency MBS holdings less susceptible to increased prepayment speeds, while still allowing yields to increase if interest rates increase with controlled extension risk. The Company continues to purchase high-quality investments within certain sectors of the municipal market at what it believes to be attractive yields. Many of these new purchases are tax exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality. The Company also has opportunistically and carefully selected certain government related and guaranteed floating rate securities at yields that are expected to enhance the portfolio's projected performance in a rising interest rate environment.

The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S Government-related MBS as well as AAA and AA rated NBQ municipal bonds; the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s large percentage of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds should interest rates rise.

Deposits, Other Borrowings and Other Liabilities
Total average deposits for the fiscal 2016 fourth quarter increased by $432.8 million, or 24%, compared to the same period in 2015. Total end-of-period deposits increased $772.5 million, or 47%, to $2.43 billion at September 30, 2016, compared to September 30, 2015, primarily related to the increase in non-interest bearing deposits. Average non-interest bearing deposits for the 2016 fourth quarter were up $383.9 million, or 24%, compared to the same period in 2015. The Company anticipates some potential near-term volatility in the growth rate of its MPS-related non-interest bearing deposits as a one-time program expires and the timing of new programs begins to accelerate, though long-term growth rates are expected to remain strong. The average balance of total deposits and interest-bearing liabilities was $2.85 billion for the three-month period ended September 30, 2016, compared to $2.19 billion for the same quarter in 2015. A portion of this increase was due to the Company's completion of the public offering of $75 million of its 5.75% Fixed-to-Floating Rate Subordinated Notes in August 2016. These notes are due August 15, 2026. In addition, the average balance of other borrowings increased $224.4 million for three-month period ended September 30, 2016, compared to the same quarter of 2015. Part of this increase was impacted by a temporary repositioning of the balance sheet in September 2016 to prepare the Company for future strategic opportunities.

Business Segment Performance
In the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, the Company reported its results of operations through three business segments: Meta Payment Systems, Retail Bank, and Other. Effective October 1, 2015, in order to align the segments with how management began managing the operations of the Company in fiscal year 2016 subsequent to acquisition activity in 2015, the Company changed its basis of presentation for segments, and following such change, reports its results of operations through the following three business segments: Payments, Banking, and Corporate Services/Other. Certain shared services, including the securities portfolio, included in the former Retail Bank segment, are now included in the Corporate Services/Other segment. AFS/IBEX and Refund Advantage were previously and are currently included in the Banking and Payments segments, respectively.

In addition, certain management accounting methodologies, including the treatment of intersegment assets and liabilities, and related allocations, were refined. Prior periods have been reclassified to conform to the current period presentation for all segment reporting, are appropriately reported below, and will be appropriately disclosed as such in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016.

Payments
For the fiscal 2016 fourth quarter, Payments recorded income before tax of $4.5 million, compared to $3.2 million during the same period last year. Total fourth quarter 2016 average Payments-generated deposits increased by $378.2 million, or 24%, compared to the same quarter in 2015, due to the addition of Refund Advantage, growth of our prepaid card programs, the addition of new partners, and a sales campaign from one of our major partners.

Banking
The Banking segment recorded income before tax of $5.2 million for the fourth quarter of fiscal 2016, compared to $3.8 million in the fourth quarter of 2015. This increase was primarily driven by an increase in net interest income of $2.1 million, partially offset by an increase in non-interest expense of $0.7 million.

Capital Ratios
At September 30, 2016, both the Company and the Bank exceeded federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. The Company’s Tier 1 (core) capital to adjusted total assets ratio was 8.35% compared to a well-capitalized requirement of 5.0%; its Common Equity Tier 1 (“CET1”) capital to risk-weighted assets ratio was 17.28% compared to a well-capitalized requirement of 6.5%; the Company’s Tier 1 (core) capital to risk-weighted assets ratio was 17.82% compared to the well-capitalized requirement of 8.0%; and its total capital to risk-weighted assets ratio was 23.17% compared to a well-capitalized requirement of 10.0%. Due to the predictable cyclicity of the business and increase in the balance sheet during the first calendar quarter, management also utilizes a Tier 1 (core) capital ratio with a four month average assets, which ratio was 8.45% at September 30, 2016. The foregoing capital amounts and ratios are estimated.

The table below includes certain non-GAAP financial measures that are used by investors, analysts, and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis and has included this non-GAAP financial information, and the corresponding reconciliation to total equity.

Regulatory Capital Data (1)

							Minimum
							Requirement to Be
					Minimum		Well Capitalized
					Requirement For		Under Prompt
					Capital Adequacy		Corrective Action
	Company		Bank		Purposes		Provisions
At September 30, 2016	Actual Amount	Ratio	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)

Tier 1 (core) capital (to adjusted total assets)	$263,555	8.35%	$324,142	10.35%	$10,542	4.00%	$13,178	5.00%
Common equity Tier 1 (to risk-weighted assets)	255,543	17.28	324,142	21.95	11,499	4.50	16,610	6.50
Tier 1 (core) capital (to risk-weighted assets)	263,555	17.82	324,142	21.95	15,813	6.00	21,084	8.00
Total qualifying capital (to risk-weighted assets)	342,589	23.17	329,965	22.35	27,407	8.00	34,259	10.00
(1) Regulatory capital amounts and ratios are estimated.

The following table provides a reconciliation of the amounts included in the table above.

Standardized Approach (1)
September 30, 2016
(Dollars in Thousands)

Total equity	$334,975
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	35,713
LESS: Certain other intangible assets	17,353
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	3,447
LESS: Net unrealized gains (losses) on available-for-sale securities	22,920
Common Equity Tier 1 (1)	255,543
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	2,298
Total Tier 1 capital	263,555
Allowance for loan losses	5,823
Subordinated Debentures	73,211
Total qualifying capital	342,589

(1)
Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: statements regarding the potential benefits of the proposed acquisition of EPS Financial, including but not limited to, its ability to increase the Company's growth and the planned retention of EPS Financial employees; future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. Actual results may differ materially from those contained in the forward-looking statements contained herein. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the EPS Financial transaction may not occur on a timely basis or at all; the businesses of the Bank and EPS Financial may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of EPS Financial products by the Bank may not be as high as anticipated; the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisition, including adverse effects on relationships with former or current employees of EPS Financial may be greater than expected; the risk that the Company may incur unanticipated or unknown losses or liabilities if it completes the transaction with EPS Financial; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made, from time to time, by or on behalf of the Company or its subsidiaries.

Consolidated Statements of Financial Condition
(Dollars In Thousands)
	September 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	773,830	27,658
Investments and mortgage-backed securities	2,089,102	1,601,831
Loans receivable, net	919,470	706,255
Other assets	224,233	193,961
Total assets	$4,006,635	$2,529,705

Liabilities
Deposits	2,430,082	$1,657,534
Other borrowings	1,187,578	563,460
Other liabilities	54,000	37,376
Total liabilities	3,671,660	2,258,370

Stockholders' equity	334,975	271,335
Total liabilities and stockholders' equity	$4,006,635	$2,529,705

Consolidated Statements of Operations

	For the Three Months		For the Year
	Ended September 30:		Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2016	2015	2016	2015

Interest income	$21,729	$16,363	$81,396	$61,607
Interest expense	1,836	660	4,091	2,387
Net interest income	19,893	15,703	77,305	59,220
Provision for loan losses	548	124	4,605	1,465

Net interest income after
provision for loan losses	19,346	15,579	72,700	57,755
Non-interest income	19,228	15,106	100,770	58,174
Non-interest expense	31,224	26,201	134,649	96,506

Income before income tax expense	7,350	4,484	38,822	19,423
Income tax expense	1,344	155	5,602	1,368

Net income	$6,006	$4,639	$33,220	$18,055

Earnings per common share
Basic	0.71	0.64	3.95	2.68
Diluted	0.70	0.63	3.92	2.66

Selected Financial Information

For the Year Ended September 30,	2016	2015

Return on average assets	1.10%	0.78%
Return on average equity	10.80%	8.83%
Average shares outstanding for diluted earnings per share	8,452,199	6,794,800

At Period Ended:	September 30, 2016	September 30, 2015

Equity to total assets	8.36%	10.73%
Book value per common share outstanding	$39.30	$33.24
Tangible book value per common share outstanding	$31.57	$24.60
Tangible book value per common share outstanding excluding AOCI	$28.89	$24.30
Common shares outstanding	8,523,641	8,163,022
Non-performing assets to total assets	0.03%	0.31%

About Meta Financial Group®
Meta Financial Group, Inc. (MFG) is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, its tax-related financial solutions division.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley
Corporate Communications Director	Investor Relations
605.362.5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com